As filed with the Securities and Exchange Commission on April 28, 2023.

File Nos. 333-215075

333-248932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to

Registration Statement on Form S-8 (Registration No. 333-215075)

And

Post-Effective Amendment No. 1 To

Registration Statement on Form S-8 (Registration No. 333-248932)

UNDER

THE SECURITIES ACT OF 1933

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1933597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

276 Fifth Avenue, Suite 505, New York, New York 10001
(Address of Principal Executive Offices) (Zip Code)

Aspen Group, Inc. 2012 Equity Incentive Plan Aspen Group, Inc. 2018 Equity Incentive Plan
(Full title of the plan)

Michael Mathews Chief Executive Officer 276 Fifth Avenue, Suite 505 New York, New York, 10001
(Name and address of agent for service)

(646) 448-5144
(Telephone number, including area code, of agent for service)

Copy to:

Michael Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Aspen Group, Inc. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to amend the following registration statements (the “Registration Statements”) and deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof: (i) the Registration Statement on Form S-8 (File No. 333-215075), which was filed on December 13, 2016 and amended on November 21, 2018, relating to shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), that were issuable under the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”) and (ii) the Registration Statement on Form S-8 (File No. 333-248932), which was filed on September 21, 2020, relating to shares of Common Stock that were issuable under the 2012 Plan and the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan,” and together with the 2012 Plan, collectively, the “Plans”). The Registrant and the individuals identified in the Registration Statements as “Selling Stockholders” are no longer offering the Registrant’s securities covered by the Registration Statements, and such offerings are therefore terminated.

This Post-Effective Amendment is being filed in order to deregister any securities registered that remain unsold or otherwise unissued that were registered on the Registration Statements, and to terminate the Registration Statements as to such securities. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statements which remain unsold or otherwise unissued under the Registration Statements as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of April, 2023.

ASPEN GROUP, INC.

By:	/s/ Michael Mathews

Michael Mathews
Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, the undersigned has been conferred the power to sign this Post-Effective Amendment by and on behalf of the Registrant and to take the actions contemplated thereby.